NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the 2.50% Contingent Convertible Senior Notes due May 15, 2037 ('Senior Notes') of Chesapeake Energy Corporation (the 'Company') from listing and registration on the Exchange at the opening of business on June 19, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Senior Notes are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01B of the Listed Company Manual (the 'Manual') because the aggregate market value or principal amount of publicly-held bonds is less than $1,000,000. 1. The Exchange, on May 18, 2017, determined that the Senior Notes should be suspended from trading after the close, and directed the preparation and filing with the Commission of this application for the removal of the Senior Notes from listing and registration on the Exchange. The Company was notified by phone on May 18, 2017 and by letter on May 19, 2017. 2. Pursuant to the above authorization, a press release was issued on May 19, 2017 and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on May 18, 2017. Similar information was included on the Exchange's website. Trading in the Senior Notes was suspended at the close of trading on May 18, 2017. 3. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation, the determination to delist the Senior Notes, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.